EXHIBIT 8.1
List of Subsidiaries
Subsidiaries:
Baidu Online Network Technology (Beijing) Co. Ltd. — Incorporated in the PRC
Baidu (China) Co., Ltd. — Incorporated in the PRC
Baidu.com Times Technology (Beijing) Co., Ltd. — Incorporated in the PRC
Baidu, Inc. — Incorporated in Japan
Baidu Holdings Limited — Incorporated in the British Virgin Islands
Baidu (Hong Kong) Limited — Incorporated in Hong Kong
Variable Interest Entities:
Baidu Netcom Science Technology Co., Ltd. — Incorporated in the PRC
Beijing Perusal Technology Co., Ltd. — Incorporated in the PRC
Beijing BaiduPay Science and Technology Co., Ltd. — Incorporated in the PRC